UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 7, 2014

GREENWIND NRG INC.
 (Exact Name of Registrant as Specified in its Charter)

Nevada	333-178741	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

69 Sapphire, The Grange, Stilorgan, Co. Dublin, Ireland	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +353-87-153-6399

Former Name or Former Address, if Changed Since Last Report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Officer

Effective January 7, 2014, Greenwind NRG Inc. (the “Company”) received the resignation of Mr. James Sammon from his position as President, Chief Executive Officer and Chief Financial Officer of the Company, and the resignation of Mr. Tadhg Sammon from his position as a member of the Board of Directors of the Company.  To the knowledge of the Company, neither Mr. James Sammon nor Mr. Tadhg Sammon had any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director and Officer

Effective January 7, 2014, the Company’s Board of Directors appointed Mr. Jerwin Alfiler (age 37) as a member of the Board of Directors and as President, Secretary and Treasurer of the Company to fill the vacancies resulting from Mr. James Sammon’s and Mr. Tadhg Sammon’s resignations as noted above.  Mr. Alfiler will serve as the sole executive officer and sole director of the Company.  There is no arrangement or understanding pursuant to which Mr. Alfiler was appointed as President, Secretary, Treasurer and a member of the Board of Directors.  Mr. Alfiler has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.  It is contemplated that Mr. Alfiler may serve on certain committees of the Board of Directors, but no such committee appointments have been made at this time.

Professional History of Mr. Jerwin Alfiler

Since May 2006, Mr. Alfiler has been a loans manager at Butas Financial, a financial services company located in Makati, Philippines.  From March 2003 through April 2006, Mr. Alfiler was a loans officer for Cebu Loans, a financial services company located in Cebu, Philippines.  From October 1998 through January 2003, Mr. Alfiler worked at THC Lending, a financial services company located in Makati City, Philippines.  None of the aforementioned entities are affiliates of the Company.  Mr. Alfiler received his Bachelor of Commerce from Ateneo University in 1998.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenwind NRG Inc.
a Nevada Corporation

Date: January 9, 2014	By:	/s/Jerwin Alfiler
Name: Jerwin Alfiler
Title: President

3